Registration no. 333-58491
                                              Filed pursuant to Rule 424(b)(5)

   PROSPECTUS SUPPLEMENT NO. 2
   TO PROSPECTUS DATED JULY 14, 1998

                               NORTHWESTERN CORPORATION

                                   1,279,476 SHARES

                                     COMMON STOCK
                              _________________________

         This Prospectus Supplement supplements the Prospectus dated July 14, 1998 relating to, among other things, the resale by certain selling stockholders (the "Sellers") of up to 1,279,476 shares of Common Stock, par value $1.75 per share, of Northwestern Corporation (the "Company"). The shares were or will be acquired by the Sellers upon the exercise of Stock Purchase Warrants issued to the Sellers as described in the accompanying Prospectus under the caption "Selling Stockholders."

          A number of the Sellers identified in the accompanying Prospectus, acting severally, have designated A.G. Edwards & Sons, Inc. ("A.G. Edwards"), a registered broker-dealer, as agent for the resale of the shares of Common Stock owned by them (the "Shares"). The Shares will be sold in private or block transactions on the New York Stock Exchange, or otherwise at fixed prices which may be charged, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. A.G. Edwards has agreed to use its best efforts to sell the Shares on behalf of the respective Sellers. The respective Sellers and/or A.G. Edwards may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the respective Sellers, A.G. Edwards and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Sellers and/or A.G. Edwards and any broker-dealers that act in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by (or discounts allowed to) them and any profit on the resale of the Shares as principal may be deemed to be underwriting discounts and commissions.
                              ______________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ______________________


         The date of this Prospectus Supplement is September 16, 1998.